EXHIBIT 99.1

From:	Hifn, Inc.	[HIFN LOGO]
750 University Ave.
Los Gatos, CA 95032
Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Announces Appointment of Albert E. Sisto as Chief Executive Officer

LOS GATOS, Calif., February 12, 2007 - Hifn (Nasdaq: HIFN), the power behind network and information security, announced today that Albert E. Sisto has been appointed as the Company's Chief Executive Officer. He will also continue to serve as the Chairman of the Board.

“I am very pleased to join Hifn as its CEO. While serving as interim CEO since November, I have been impressed by the Company's core competencies, technologies and customer relationships,” said Sisto. “Job number one is to return Hifn to a profitable leader in the markets it serves and I am pleased that the Board has given me the opportunity.” Sisto continued to say, “Our strong balance sheet and market leadership provides us with the capability to provide valued products to our customers and partners. The recent expansion of our product lines opens new opportunities to achieve significant market share growth, improved top line performance and to create shareholder value.”

Mr. Sisto has served as a director of Hifn since December 1998 and as its Chairman since November 2006. From June 1999 until May 2006, he was the President and Chief Executive Officer of Phoenix Technology, Ltd., a provider of Internet platform-enabling software, where he also served as Chairman of the Board. From November 1997 to June 1999, he was Chief Operating Officer of RSA Security, Inc. Mr. Sisto holds a B.E. degree from the Stevens Institute of Technology.

About Hifn

Hifn powers network and information security. Leveraging over a decade of leadership and expertise in data encryption and compression, we are a trusted partner to industry innovators for whom security is critical to their success. With the majority of secure global communications flowing through Hifn technology, the convergence of security, storage and assured access drives our product roadmap forward. We will continue as the first resource for the toughest security requirements because we anticipate as we innovate in a field that leaves no margin for error. Hifn sets the industry standards and technology firsts to secure, compress and assure information wherever needed. For more information, please visit, www.hifn.com.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including, without limitation, statements related to, Hifn’s return to a profitable leader in the markets it serves, the recent expansion of its product line opening up new opportunities to achieve significant market share growth, improved top line performance, and creating shareholder value are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: Hifn’s dependency on a small number of customers; customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and competitors in the markets Hifn serves. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.